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                                                                      EXHIBIT 12

                Computation of Ratio of Earnings to Fixed Charges
                               Cellco Partnership
                           (in millions, except ratio)

                                                                                                        Three Months Ended
                                                                  Year Ended December 31,                    March 31,
                                                         -------------------------------------------    -------------------
                                                          1997     1998     1999     2000      2001      2001         2002
                                                         ------   ------   ------   ------    ------    ------       ------
Income from continuing operations before provision for
   income taxes and cumulative effect of a change in
   accounting principle                                  $  921   $1,168   $1,138   $1,677    $1,366    $  236       $  553
Equity in loss (income) of unconsolidated entities           20       19        2      (57)       (6)       11           (3)
Interest expense                                            103      136      171      593       655       159          155
Amortization of debt issuance costs                          --       --       --       --        --        --            1
Portion of rent expense representing interest                51       59       53      125       186        41           51
Amortization of capitalized interest                          5        6        6       17        27         7            8
Distributed income of equity investees                       97      116       89       65         9         1            4
                                                         ------   ------   ------   ------    ------    ------       ------
Income, as adjusted                                      $1,197   $1,504   $1,459   $2,420    $2,237    $  455       $  769
                                                         ======   ======   ======   ======    ======    ======       ======

Fixed charges:
Interest expense                                         $  103   $  136   $  171   $  593    $  655    $  159       $  155
Capitalized interest                                         30       14       26       81       109        42           15
Amortization of debt issuance costs                          --       --       --       --        --        --            1
Portion of rent expense representing interest                51       59       53      125       186        41           51
                                                         ------   ------   ------   ------    ------    ------       ------
Fixed charges                                            $  184   $  209   $  250   $  799    $  950    $  242       $  222
                                                         ------   ------   ------   ------    ------    ------       ------

Ratio of earnings to fixed charges                         6.50     7.19     5.83     3.03      2.35      1.88         3.46
                                                         ======   ======   ======   ======    ======    ======       ======